Exhibit 99.1

Citizens South Banking Corporation Announces Record Earnings of $5.5 Million for 2006

          GASTONIA, N.C., Jan. 22 /PRNewswire-FirstCall/ -- Citizens South Banking Corporation (Nasdaq: CSBC), the holding company for Citizens South Bank, announced that net income for the year ended December 31, 2006, amounted to a record $5.5 million, or $.67 per diluted share, compared to $3.3 million, or $.45 per diluted share, for the year ended December 31, 2005.  This represents an increase of $2.2 million, or 66.7%, in net income for the year and an increase of $.22, or 32.8%, per diluted share.

          Also for the year, net operating earnings, which excludes net gains on sales of assets and merger-related expenses, amounted to $5.4 million, or $.67 per diluted share, in 2006 compared to $3.5 million, or $.48 per diluted share, in 2005.  This represents an increase of $2.0 million, or 57.0%, in operating income and an increase of $.20, or 41.7%, per operating diluted earnings per share.

          Fourth Quarter Results - Diluted Operating EPS up 80%

          Net income for the quarter ended December 31, 2006, was $1.5 million, or $.18 per diluted share, compared to $505,000, or $.06 per diluted share, for the quarter ended December 31, 2005.  This represents a $978,000, or 193.7%, increase in net income for the fourth quarter of 2006 when compared to the fourth quarter of 2005.  Diluted earnings per share increased by $.12, or 200.0%, for the same periods.

          Net operating income, which excludes net gains on sales of assets and merger-related expenses, amounted to $1.4 million, or $.18 per diluted share, for the quarter ended December 31, 2006, compared to $752,000, or $.10 per diluted share, for the quarter ended December 31, 2005.  This represents a $665,000, or 88.4%, increase in net operating income and a $.08, or 80.0%, increase in operating diluted earnings per share for the comparable quarters.

          Net Interest Income up 15% in Fourth Quarter

          Net interest income increased by $649,000, or 14.5%, during the fourth quarter of 2006, compared to the fourth quarter of 2005.  This increase was primarily the result of continued loan growth, and a continuing change in the asset mix.  Total loans increased by $42.2 million, or 8.9%, to $515.4 million during the year ended December 31, 2006.  This increase in loans was primarily funded by deposit growth of $45.0 million, or 8.7%, to $562.8 million.

          Favorable Operating Noninterest Income and Expenses

          During the comparable quarters, noninterest operating income, which excludes net gains or losses on sale of assets, increased by $340,000, or 26.9%, to $1.6 million, while noninterest operating expense, which excludes merger-related expenses, increased by only $210,000, or 5.1%, to $4.3 million. The increase in noninterest income was partially attributable to an expanded customer base and an incentive program for our lenders which resulted in higher fee income from loan and deposit products.  A restructuring of our mortgage banking and financial services divisions also contributed to the growth in fee revenue.

          Growth in noninterest operating expense was held to only 5.1% by the execution of our Performance Enhancement Plan.  At the same time, we have been able to expand our franchise with three full-service offices in Union County, North Carolina, a full-service office in Belmont, North Carolina, and a new loan production office in Rock Hill, South Carolina.

          Credit Quality Remains Strong

          Credit quality continues to compare favorably with industry peers. Nonperforming assets totaled $3.2 million, or 0.42% of total assets, at December 31, 2006, compared to $3.7 million, or 0.53% of total assets, at December 31, 2005.

          In making the announcement, Kim S. Price, President and CEO, stated, “It is a pleasure to be able to report record earnings during a period when many community banks have struggled with a flat yield curve, deposit gathering, and a slowing real estate market.  Our team’s steady, focused and successful efforts to grow and reposition our balance sheet, coupled with a commitment to delivering true community bank service, have built the framework for a more effective earnings model.”

          General Information

          Headquartered in Gastonia, North Carolina, Citizens South Bank was founded in 1904.  Deposits are FDIC insured.  At December 31, 2006, the Bank had approximately $743 million in assets with 14 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, and Union counties in North Carolina, and two loan production offices in Mecklenburg County, North Carolina, and York County, South Carolina.  Citizens South Bank is an Equal Housing Lender and Member, FDIC.  The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”.  The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s 1934 Securities Exchange Act filings with the SEC.

          Forward-looking Statements

          This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.  These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.  A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions -- either locally or nationally, competition among depository and financial institutions, our ability to successfully integrate Trinity Bank, the continuation of current revenue and expense trends, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes.  The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005, describe some of these factors.

Citizens South Banking Corporation
Selected Financial Information
(dollars in thousands, except per share data)

	Quarter ended December 31, 2006	Quarter ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005

Reconciliation of GAAP to non-GAAP Measures:
Net income, as reported (GAAP)	$1,483	$505	$5,455	$3,273
Non-operating items:
(Gain)/ loss on sale of assets, net	(109)	20	(69)	(62)
Merger and integration related expense	0	384	57	384
Related income taxes (39%)	43	(157)	5	(126)
Net Operating Income	$1,417	$752	$5,448	$3,469
Per Share Data:
Average common shares outstanding, basic	7,945,802	7,782,235	8,017,956	7,207,368
Basic net income - GAAP	$0.19	$0.06	$0.68	$0.45
Basic net income - Operating	0.18	0.10	0.68	0.48
Average common shares outstanding, diluted	8,022,321	7,874,361	8,095,276	7,298,219
Diluted net income - GAAP	$0.18	$0.06	$0.67	$0.45
Diluted net income - Operating	0.18	0.10	0.67	0.48
Cash dividends declared	$0.075	$0.07	$0.30	$0.28
Period-end book value	10.61	10.16	10.61	10.16
Financial Ratios (annualized):
Return on average stockholders’ equity - GAAP	6.86%	2.45%	6.41%	4.40%
Return on avg. stockholders’ equity - Operating	6.55	3.64	6.41	4.67
Return on average assets - GAAP	0.80%	0.32%	0.76%	0.60%
Return on average assets - Operating	0.77	0.48	0.76	0.64
Efficiency ratio - GAAP	63.29%	78.70%	65.51%	71.98%
Efficiency ratio - Operating	63.97	71.61	65.20	70.15
Net interest margin	3.17%	3.17%	3.31%	3.23%
Average equity to average assets	11.70	13.25	11.86	13.69
Asset Quality Data:
Allowance for loan losses	$5,764	$5,104	$5,764	$5,104
Nonperforming loans	3,011	2,551	3,011	2,551
Nonperforming assets	3,150	3,708	3,150	3,708
Net charge-offs	95	328	502	398
Allowance for loan losses to total loans	1.12%	1.08%	1.12%	1.08%
Nonperforming loans to total loans	0.58	0.55	0.58	0.55
Nonperforming assets to total assets	0.42	0.53	0.42	0.53
Average Balances:
Total assets	$733,153	$618,662	$716,934	$543,311
Loans receivable, net of unearned income	509,717	417,466	493,324	347,720
Interest-earning assets	641,624	560,766	622,793	479,510
Deposits	556,778	468,148	535,935	395,327
Interest-bearing liabilities	599,622	522,215	586,809	438,308
Stockholders’ equity	85,774	81,955	85,035	74,362
At Period End:
Total assets	$743,370	$701,094	$743,370	$701,094
Loans receivable, net of unearned income	515,402	473,336	515,402	473,336
Interest-earning assets	646,819	612,240	646,819	612,240
Intangible asset	31,666	32,424	31,666	32,424
Deposits	562,802	517,544	562,802	517,544
Interest-bearing liabilities	610,212	585,095	610,212	585,095
Stockholders’ equity	85,961	84,258	85,961	84,258

Citizens South Banking Corporation
Consolidated Statements of Financial Condition
(dollars in thousands)

	December 31, 2006	December 31, 2005

	(unaudited)
ASSETS
Cash and due from banks	$17,581	$8,863
Interest-earning bank balances	8,640	17,790
Cash and cash equivalents	26,221	26,653
Investment securities available-for-sale, at fair value	65,326	53,429
Mortgage-backed securities available-for-sale, at fair value	60,691	70,236
Loans receivable, net unearned income	515,402	473,336
Allowance for loan losses	(5,764)	(5,104)
Loans receivable, net	509,638	468,232
Real estate acquired through foreclosure, net	139	1,157
Premises and equipment, net	18,287	19,819
Accrued interest receivable	3,236	2,539
Federal Home Loan Bank stock, at cost	3,581	4,084
Intangible assets	31,666	32,424
Bank owned life insurance	15,527	14,828
Other assets	9,058	7,693
Total assets	$743,370	$701,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposit accounts	$90,540	$85,489
Money market deposit accounts	117,632	104,421
Savings accounts	16,027	23,654
Time deposits	338,603	303,980
Total deposits	562,802	517,544
Borrowed money	85,736	91,342
Deferred compensation	5,723	5,849
Other liabilities	3,148	2,101
Total liabilities	657,409	616,836
Stockholders’ Equity:
Common stock issued and outstanding, $0.01 par value, 20,000,000 shares authorized, 9,062,727 issued at December 31, 2006, and December 31, 2005, and 8,104,683 shares outstanding at December 31, 2006, and 8,291,544 shares outstanding at December 31, 2005	91	91
Additional paid-in-capital	68,578	68,468
Unallocated common stock held by Employee Stock Ownership Plan	(1,430)	(1,613)
Unearned compensation related to Recognition and Retention Plan	(1,139)	(1,419)
Retained earnings, substantially restricted	33,031	30,311
Accumulated unrealized loss on securities available-for-sale, net of tax	(991)	(1,567)
Treasury stock of 958,044 shares at December 31, 2006, and 771,183 shares at December 31, 2005	(12,179)	(10,013)
Total stockholders’ equity	85,961	84,258
Total liabilities and stockholders’ equity	$743,370	$701,094

Citizens South Banking Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Interest income
Loans	$9,946	$7,168	$37,447	$22,128
Investment securities	539	446	1,997	1,603
Interest-bearing deposits	351	202	838	463
Mortgage-backed and related securities	610	720	2,637	2,754
Total interest income	11,446	8,536	42,919	26,948
Interest Expense
Deposits	5,300	3,115	18,103	8,977
Borrowed funds	1,021	945	4,176	2,492
Total interest expense	6,321	4,060	22,279	11,469
Net interest income	5,125	4,476	20,640	15,479
Provision for loan losses	300	575	1,165	985
Net interest income after provision for loan losses	4,825	3,901	19,475	14,494
Noninterest Income
Fee income on deposit accounts	699	697	2,856	2,486
Fee income on mortgage banking and lending activities	419	174	1,283	573
Dividends on FHLB stock	53	46	221	155
Increase in cash value of bank-owned life insurance	181	156	762	615
Fair value adjustment on deferred compensation assets	64	26	207	83
Net gain/(loss) on sale of assets	109	(20)	69	62
Other noninterest income	190	167	743	467
Total noninterest income	1,715	1,246	6,141	4,441
Noninterest Expense
Compensation and benefits	2,326	2,077	9,187	7,188
Fair value adjustment on deferred compensation obligation	64	26	207	83
Occupancy and equipment expense	624	634	2,614	2,101
Professional services	130	97	550	540
Amortization of intangible assets	176	160	734	409
Merger and integration-related expenses	0	384	57	384
Other noninterest expenses	1,009	1,125	4,195	3,634
Total noninterest expense	4,329	4,503	17,544	14,339
Income before income taxes	2,211	644	8,072	4,596
Provision for income taxes	728	139	2,617	1,323
Net income	$1,483	$505	$5,455	$3,273
Basic earnings per share	$0.19	$0.06	$0.68	$0.45
Diluted earnings per share	$0.18	$0.06	$0.67	$0.45
Basic average common shares outstanding	7,945,802	7,782,235	8,017,956	7,207,368
Diluted average common shares outstanding	8,022,321	7,874,361	8,095,276	7,298,219

SOURCE  Citizens South Banking Corporation
          -0-                                                       01/22/2007
          /CONTACT:  Gary F. Hoskins, CFO of Citizens South Banking Corporation, +1-704-884-2263, gary.hoskins@citizenssouth.com /
          /Web site:  http://www.citizenssouth.com /
          (CSBC)